UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                Andrx Corporation
                     --------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.001 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    03455110
                     --------------------------------------
                                 (CUSIP Number)

                                 Not Applicable
                     --------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_| Rule 13d-1(b)

    |X| Rule 13d-1(c)

    |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this page shall not be deemed to be "filed" for the purpose of Section18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip 03455110                                                 Page 2 of 4 Pages
                                       13G
--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS

       S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
       Watson Pharmaceuticals, Inc. ("Watson")

       95-3872914
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ___

       Not Applicable                                              (b) ___
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       a Nevada corporation
--------------------------------------------------------------------------------
NUMBER OF                  5        SOLE VOTING POWER

SHARES                              4,977,738
                           -----------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER

OWNED BY                            -0-
                           -----------------------------------------------------
EACH                       7        SOLE DISPOSITVE POWER

REPORTING                           4,977,738
                           -----------------------------------------------------
PERSON                     8        SHARED DISPOSITIVE POWER

WITH                                -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,977,738
--------------------------------------------------------------------------------
10       CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *

         Not Applicable
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         15.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILING

Cusip 03455110                                                Page 3 of 4 Pages

Item 1(a)-     Name of Issuer: Andrx Corporation

Item 1(b)-     Address of Issuer's Principal Executive Offices:

               4001 SW 47th Avenue Suite 201 Fort Lauderdale, FL 33314

Item 2(a)-     Name of Person Filing: Watson Pharmaceuticals, Inc.

Item 2(b)-     Address of Principal Business Office:

               311 Bonnie Circle
               Corona, CA 92880

Item 2(c)-     Citizenship: Nevada, USA (Place of Incorporation)

Item 2(d)-     Title of Class of Securities:         Common Stock

Item 2(e)-     Cusip Number:        03455110

Item 3-        This statement is being filed pursuant to Rule 13d-1(c).

Item 4(a)-     Amount beneficially owned: 4,977,738

Item 4(b)-     Percent of Class:    15.8%

Item 4(c)- _____ Number of Shares to which Watson has:

     (i)--sole power to vote or to direct the vote:                    4,977,738
     (ii)-shared power to vote or to direct the vote:                  -0-
     (iii)sole power to dispose or to direct the disposition of:       4,977,738
     (iv)-shared power to dispose or to direct the disposition of:     -0-


Item 5 -       Ownership of Five Percent or Less of a Class:  Not Applicable

Item 6 -       Ownership of More than Five percent on Behalf of Another Person:
               Not applicable

Cusip    03455110                                              Page 4 of 4 Pages

Item 7- Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable

Item 8-    Identification and Classification of Members of the Group: Not
           Applicable

Item 9-    Notice of Dissolution of Group: Not Applicable

Item 10-   Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 2, 1999

                                 WATSON PHARMACEUTICALS, INC.

                                         / S / Robert C. Funsten
                                      ---------------------------------
                                 By:   Robert C. Funsten
                                       Senior Vice President,
                                       General Counsel and Secretary